Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-209584, Form S-3 No. 333-209898 and Form S-8 No. 333-208383) of InfraREIT Inc., our report dated February 28, 2017, with respect to the consolidated financial statements and schedule of InfraREIT, Inc. and the effectiveness of internal control over financial reporting of InfraREIT, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

Also, we consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-209584, Form S-3 No. 333-209898 and Form S-8 No. 333-208383) of InfraREIT, Inc., our report dated February 23, 2017, with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in the Annual Report (Form 10-K) for the year ended December 31, 2016.

\s\ Ernst & Young LLP
Dallas, Texas
February 28, 2017